                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
    Check the appropriate box:
     / /  Preliminary Proxy Statement
     / / Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
     / /  Definitive Proxy Statement
     / /  Definitive Additional Materials
     /X/  Soliciting Material Under Section 240.14a-12


                            DAIN RAUSCHER CORPORATION
                (Name of Registrant as Specified in its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
     Fee paid previously with preliminary materials.

     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

[LETTERHEAD]

-------------------------------------------------------------------------------

             ROYAL BANK OF CANADA ACQUIRES DAIN RAUSCHER CORPORATION

          NEW U.S. AFFILIATE WILL BE RENAMED RBC DAIN RAUSCHER WESSELS

MINNEAPOLIS/TORONTO: SEPTEMBER 28, 2000 - Royal Bank of Canada (TSE, NYSE: RY) and Dain Rauscher Corporation (NYSE: DRC) today announced they have signed a definitive merger agreement by which Royal Bank will acquire Dain Rauscher. The transaction will provide Royal Bank with established U.S. capabilities in full-service retail brokerage and investment banking, and will give the newly named RBC Dain Rauscher Wessels greater critical mass and a solid platform for future growth.

As a result of the merger, each share of Dain Rauscher common stock will convert into the right to receive US$95.00 in cash. The transaction is valued at US$1.456 billion. The merger, which is subject to regulatory approval, approval from the stockholders of Dain Rauscher and other customary closing conditions, is expected to be completed by the end of the year.

In connection with the merger agreement, Dain Rauscher has granted Royal Bank a customary option to purchase 19.9 per cent of its outstanding common stock under limited circumstances.

"This transaction is consistent with our continuing strategy of targeted acquisitions in the U.S. market," said John Cleghorn, chairman and chief executive officer of Royal Bank of Canada. "Dain Rauscher will provide our global wealth management business with an established U.S. presence. It will also give our corporate and investment banking business a stronger origination and distribution capability, particularly in the technology, energy and health care sectors. The firm has a solid reputation and an excellent management team and provides a platform for further growth," said Cleghorn.

"We are pleased to be joining forces with Royal Bank of Canada, a premier financial services organization which shares our goal of creating a separately managed growth platform in the United States for wealth management and global capital markets," said Irving Weiser, chairman, president and chief executive officer of Dain Rauscher Corporation. "Today's announcement is but the first step in our journey to pursue these mutual goals."

Weiser praised the merger as "an excellent fit both strategically and culturally." He added, "Both Dain Rauscher and RBC share a passion for client service, a strong commitment to employees and a tradition of providing leadership in our communities."

As part of the transaction, Dain Rauscher will be renamed RBC Dain Rauscher Wessels.

Weiser becomes chairman and chief executive officer of RBC Dain Rauscher Wessels and will join Royal Bank of Canada's group management committee, which sets the strategic direction of Royal Bank Financial Group. He will also run the bank's wealth management business in the U.S. and Dain Rauscher's fixed income business as well as all staff functions.

Peter Grant currently head of Dain Rauscher's equity capital markets business, will become president and chief operating officer of the Equity Capital Markets Division of RBC Dain Rauscher Wessels. He will be responsible for the organization's growth in the equity capital markets arena, both in the U.S. and Europe. The equity capital markets business will operate under the Royal Bank's corporate and investment banking unit.

The acquisition creates a strong North American wealth management platform with a combined sales force of nearly 2,600 investment advisors and a network of 215 branches.

"Dain Rauscher provides a solid wealth management presence in the U.S., a recognized brand name and a proven management team," said Reay Mackay, vice-chairman, Royal Bank of Canada and head of its global wealth management business, Royal Investment Services. "Its retail brokerage operation is a critical step in building a strong wealth management platform, a key element of our global strategy."

"Partnering with Dain Rauscher will enable us to move more rapidly in our development of a unique global investment bank with impeccable North American credentials," said Gordon Nixon, deputy chairman and chief executive officer of RBC Dominion Securities and head of the bank's corporate and investment banking arm. "The firm's culture and its equity capital markets businesses fit extremely well with the strategy we are pursuing in the U.S. and enhance our ability to deliver a full range of high value financial solutions to clients, particularly in those industry sectors where we have a seamless global capability."

Royal Bank Financial Group's U.S. activities currently include corporate and investment banking operations in Boston, Chicago, Houston and New York; discount brokerage in New York (Bull & Bear); Internet banking in Atlanta (Security First Network Bank); mortgage origination in Chicago (Prism Financial) and private banking units in New York and Miami.

In June 2000, Royal Bank announced its intention to acquire the insurance businesses of The Liberty Corporation of Greenville, SC. The transaction is expected to close this quarter.

With approximately 1,200 private client and institutional investment executives and more than 90 branches in 27 states, Dain Rauscher has a significant U.S. distribution capability and a retail client base of 250,000 households representing assets under administration of US$69 billion. In addition, Dain Rauscher provides correspondent clearing services for over 2,000 correspondent Investment Executives. Its equity capital markets unit was the number one underwriter in 1999 for both network technology and energy issues. The firm was an underwriter in 96 public equity offerings and five private placements in 1999, which raised US$14.1 billion. It is the largest municipal bond underwriter of any regional securities dealer in the U.S., and ranks among the top 10 dealers nationally.

ABOUT DAIN RAUSCHER CORPORATION

Dain Rauscher Corporation is one of the largest regional full-service securities firms in the U.S. with 1,200 private client and institutional investment executives, 3,800 employees and 1999 revenues of more than US$940 million. Founded in 1909, the Minneapolis-based firm serves individual investors predominantly in the western half of the United States, and capital markets and correspondent clients in select markets throughout the world. The company's broker-dealer, Dain Rauscher Wessels, is a member of the New York Stock Exchange and other major securities exchanges in the United States. Further information about the company can be obtained by visiting www.dainrauscher.com.

ABOUT ROYAL BANK OF CANADA

Royal Bank of Canada (RY) is a diversified global financial services group and a leading provider of personal and commercial banking, investment and trust services, insurance, corporate and investment banking, on-line banking and transaction-based services including custody. The group's main businesses include Royal Bank, RBC Dominion Securities, Royal Investment Services, RBC Insurance and Global Integrated Solutions.

The group employs 49,000 people who serve 10 million personal, business and public sector customers in 30 countries. For more information visit www.royalbank.com.

SAFE HARBOR

This news release includes forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results contemplated in these forward looking statements. Statements regarding the expected date of completion of the transaction are subject to forward-looking statements, the risk that closing conditions will not be satisfied, that regulatory approvals will not be obtained or that the shareholders of Dain Rauscher will not approve the merger. Statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that merger costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on the combined Company; the general economic conditions, either internationally, nationally or in the states in which the combined companies will be doing business, will be less favorable than expected; the general risks associated with the companies' business; and that legislation or regulatory changes adversely affect the businesses in which the combined companies would be engaged.

Dain Rauscher will be filing a proxy statement and other relevant documents concerning the merger with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Dain Rauscher will be available free of charge from Investor Relations.

Dain Rauscher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dain Rauscher in favor of the merger. The directors and executive officers of Dain Rauscher include the following: J.C. Appel, J.E. Attwell, S.S. Boren, D. Collins, F.G. Fitz-Gerald, P.M. Grant, W.F. Mondale, D.J. Parrin, P.H. Phillippe, C.A. Rundell, Jr., R.L. Ryan, A. R. Schulze, Jr., C.J. Smith, R.A. Tschetter, I. Weiser and K.J. Wessels. Collectively, as of March 2, 2000, the directors and executive officers of Dain Rauscher beneficially owned approximately 8.9% of the outstanding shares of Dain Rauscher common stock. Stockholders of Dain Rauscher may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

MEDIA CONTACTS:

Toronto     Jeff Keay       416 974-5506     Royal Bank of Canada
New York    Eric Starkman   212 461-2226     Starkman & Associates
Minneapolis Dan Callahan    612 313-1234     Dain Rauscher

CONFERENCE CALLS:

Royal Bank of Canada and Dain Rauscher invite interested investors to listen to their respective telephone conference calls with analysts and institutional investors. The RBC call will take place at 10 a.m. EDT (9 a.m. CDT) and the Dain Rauscher analyst call will take place at noon EDT (11 a.m. CDT), September 28, 2000. They will be accessible live via the Internet and archived on both the Internet and telephone. A media teleconference will commence at 11 a.m. EDT (10 a.m. CDT).

CONFERENCE CALL ACCESS:

ROYAL BANK ANALYSTS' CALL - 10 A.M. EDT (9 A.M. CDT)
Internet:     www.royalbank.com/investorrelation/conference.html

POSTVIEW:

Telephone:    416 626-4100 [password-16494108] available from noon EDT
              to midnight, October 19, 2000

DAIN RAUSCHER INVESTORS' CONFERENCE CALL -  NOON EDT (11 A.M. CDT)

U.S. callers:     1-800-482-2225
International callers:  1-303-224-6998
Passcode:         817318

POSTVIEW:

Internet:         www.dainrauscher.com/ir/default.htm
Telephone:        1-800-625-5288
Passcode:         817318

MEDIA CONFERENCE CALL:  -1-888-833-1394 - 11 A.M. EDT (10 A.M. CDT)

                ROYAL BANK OF CANADA ACQUISITION OF DAIN RAUSCHER
                           TALKING POINTS FOR MANAGERS

-   DAIN RAUSCHER HAS AGREED TO BE ACQUIRED BY ROYAL BANK OF CANADA (RBC)
    - This morning, we announced that the Royal Bank of Canada is acquiring Dain Rauscher Corporation, effective by December 31, 2000.
    - We will become an affiliate of RBC and be renamed RBC Dain Rauscher Wessels, but our current organization will remain essentially unchanged
         -        PRICE: $95 per share in cash
         -        PREMIUM: 19 percent over our 9/27 closing price;
                  104.3% over 12/31/99
         - MULTIPLES: 13.2 times 2000E earnings and 3.0 times book, fully diluted

-   WHO IS ROYAL BANK OF CANADA?
    -    Canada's largest and most profitable financial institution
    - Preeminent position in Canada, but landlocked and seeking opportunities to grow outside Canada
    - Understand the investment banking and broker/dealer business having owned the #1 Canadian Investment Bank, RBC Dominion Securities, for the last 13 years
    - #1 in corporate & investment banking in Canada, with top tier status in selected products globally
    - #1 wealth management organization in Canada ( #1 in 3 businesses (full-service brokerage, private banking, investment management and trust)
    -    Similar to Dain Rauscher in culture and values

- THE STRATEGY: DAIN RAUSCHER WILL KEEP ITS MANAGEMENT TEAM AND AUTONOMY, AND WE WILL CONTINUE TO PURSUE OUR GROWTH STRATEGY

    - Industry commentators have observed that the success of acquisitions in the securities industry is closely related to the degree of autonomy given to the acquired firm.
    - We agree, and RBC has stated that they were attracted to us because of our business strategy and culture. We will maintain our management team and autonomy because they do not wish to change that.
    - We believe that, as partners with RBC, we can create a world-class North American brokerage and grow our increasingly global capital markets business.

- OUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE TRANSACTION; VIEWS IT AS A "WIN-WIN" DECISION.
    -    A win for shareholders, who will receive a good price
    - A win for clients, as this won't change their relationship with their Dain Rauscher investment professional, but it will give us more resources for serving them
    - A win for the community, given that we will continue to give back 5% of our pretax profits and manage our giving program locally
    - A win for employees, who will enjoy the stability and career opportunities as part of a larger organization as well as additional resources for growing their businesses and investing in technology. In addition, all employees are immediately vested in the company's 401(k) plan, including the company's match and profit-sharing contributions. Stock options granted prior to 2000 also automatically vest and will be paid out upon change of control. RBC also is setting up a $200 million pool to retain key employees

-   THERE WILL BE AN ALL-EMPLOYEE MEETING LATER TODAY TO LEARN MORE.
    -    The call takes place at 3:30 p.m. CDT today - 1-877-225-8120
    -    Leaders from both Dain and RBC will be present to answer your questions
    - Background materials on RBC will be available at the meeting and on our Web site ss. We will close the office early so that all may participate

DAIN RAUSCHER AGREES TO BE ACQUIRED BY ROYAL BANK OF CANADA

(09/28/00) Today it was announced that Dain Rauscher has agreed to be acquired by the ROYAL BANK OF CANADA (RBC) and become Royal Bank's wealth management and global capital markets growth platform in the United States.

Under terms of the agreement, Dain Rauscher shareholders will receive US$95 per share in cash, which represents a premium of 19 percent over DRC's closing price of US$79 7/8 on September 27 and multiples of 13.2 times earnings and 3.0 times book, fully diluted. The transaction is valued at US$1.456 billion (net of the tax benefit to RBC from the exercise of vested employee options.) In addition, RBC has established a retention pool of US$200 million to retain key DRC employees. The acquisition, which is subject to shareholder approval and regulatory approval in both Canada and the U.S, is expected to close by the end of the year. Refer to the PRESS RELEASE for more details on the transaction.

"Basically, this partnership will help fuel the growth of our U.S. strategy and global capital markets strategy," said Irv Weiser, Dain Rauscher chairman and CEO. "While I've been a long-time and highly vocal proponent of remaining independent, RBC is a partner with significant skills, common values and a strong balance sheet. When Royal Bank approached us with this unique partnership opportunity, we concluded that it would be in the best interests of our shareholders, employees, clients and communities to pursue it."

As a new affiliate of the Royal Bank Financial Group, Dain Rauscher Incorporated will be renamed RBC Dain Rauscher Wessels. "We decided to take this opportunity to capitalize on the strong branding of the Wessels name for all of our firm's business lines, which will help us strengthen our identity in the future," said Irv. The name change will go into effect upon closing.

RATIONALE BEHIND THE ACQUISITION

With the wave of industry consolidation that has occurred in the past few years, Dain Rauscher has been subject to rumors about possible acquisitions for some time. Industry commentators have observed that the success of acquisitions in the securities industry is closely related to the degree of autonomy given to the acquired firm.

In addition to paying a fair price to shareholders - more than 25 percent of whom are employees - this strategic partnership with RBC allows us to retain our autonomy in running our firm, while providing capital and resources to help us grow our business in an increasingly competitive industry.

- With this transaction, Dain Rauscher gets the best of both worlds - our organization remains largely intact, and we continue to pursue our growth strategies as a separately managed firm with a partner that has significantly more resources to invest in technology and other areas of the business. RBC's strength as a global financial institution offers Dain Rauscher more stability and capital for growth. In addition, Royal Bank is prepared to make significant further investments into a US growth strategy, which will be managed by RBC Dain Rauscher Wessels.

- Royal Bank is a good partner for us because they fully understand what it takes to succeed in the brokerage and investment banking business. They already own Canada's largest full-service broker-dealer, RBC Dominion Securities, which they acquired 13 years ago. In fact, 22 percent of Royal Bank's earnings are derived from brokerage-related businesses - something few other banks can say. RBC Dominion Securities is still separately named and managed and is just one example of their track record of acquiring firms that fit their business strategy and continuing to operate those firms autonomously.

- Employees, as shareholders, receive a purchase price that is a 19-percent premium over the stock's September 27th close. In addition, all employees are immediately vested in the company's 401(k) plan, including the company's match and profit-sharing contributions. All account balances in the deferred compensation plans (WAP, MDSP, Excess) will also fully vest. Stock options granted prior to 2000 also automatically vest and will be paid out upon change in control, as will deferred plan balances.

- Finally, this acquisition represents an excellent fit both strategically and culturally. Both Dain Rauscher and RBC share a passion for client service, as well as a strong commitment to employees and to providing leadership in our communities and superior value for our shareholders.

THE NEW ORGANIZATION

Effective upon the closing date, Irv Weiser will become chairman and CEO of the new organization, which will be a subsidiary within Royal Bank Financial Group. He also will serve on Royal Bank's 11-member Group Management Committee (GMC). Refer to the attached ORGANIZATIONAL CHART for a view of RBC's management team.

Peter Grant will be president and chief operating officer of the equity capital markets arm of RBC Dain Rauscher Wessels, charged with helping to grow RBC's global investment banking business in the United States and Europe. In pursuing this strategy, Peter will work closely with Royal Bank's corporate and investment banking business and will have a reporting relationship to Gordon Nixon, CEO of RBC Dominion Securities.

All current Private Client Group, Fixed Income and staff functions will report in through Irv Weiser. In addition, RBC Dain Rauscher Wessels will provide all services, as well as legal and regulatory oversight to the new equity capital markets division.

"Since there is very little overlap between our business territories and because of their philosophy of autonomous business units, almost no Dain Rauscher jobs will be eliminated in the combination," said Irv. "We will continue to have our own staff and operations functions, as well as our own Foundation and charitable giving programs. We plan to continue giving back to our communities at the same level we've been doing for almost a quarter century now - 5-percent of pretax profits."

EMPLOYEE MEETING AT 3:30 P.M. CDT

At 3:30 p.m. CDT today, there will be an all-employee meeting and conference call where management will share more details about the acquisition and answer your questions. Twin Cities' employees are invited to attend the meeting in person in the Lutheran Brotherhood auditorium at 625 S. 4th Avenue in downtown Minneapolis. Other employees may dial into the call at 1-877-225-8120. If possible, please dial into the call as groups, as the number of phone lines into the call is limited. Employees listening in via conference call may e-mail their questions in advance to the CONFERENCE CALL QUESTIONS e-mail box.

Please note, by the end of the week, we plan to have client letters available for you to use. All written communication about the transaction must be filed with the SEC. Therefore you must only use firm-approved materials.

For additional information about the acquisition, refer to the list of QUESTIONS AND ANSWERS, FACTS ABOUT RBC and RBC'S BACKGROUND SHEET. RBC's investor presentation will be posted on InfoNET later this morning after a call is held with investors.


Dain Rauscher will be filing a proxy statement and other relevant documents concerning the acquisition with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Dain Rauscher will be available free of charge from Jennifer Driscoll, director of investor relations.

Dain Rauscher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dain Rauscher in favor of the acquisition. The directors and executive officers of Dain Rauscher include the following: J.C. Appel, J.E. Attwell, S.S. Boren, D. Collins, F.G. Fitz-Gerald, P.M. Grant, W.F. Mondale, D.J. Parrin, P.H. Phillippe, C.A. Rundell, Jr., R.L. Ryan, A. R. Schulze, Jr., C.J. Smith , R.A. Tschetter, I. Weiser and K.J. Wessels. Collectively, as of March 2, 2000, the directors and executive officers of Dain Rauscher beneficially owned approximately 8.9% of the outstanding shares of Dain Rauscher common stock. Stockholders of Dain Rauscher may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.

QUESTIONS AND ANSWERS

Click on the topics below to link to related questions and answers or scroll down to review the complete list.

-   TRANSACTION
-   NEW STRUCTURE
-   IMPACT ON BUSINESS OPERATIONS
-   TRANSITION
-   ABOUT RBC
-   EMPLOYEE ISSUES
-   COMPENSATION
-   EMPLOYEE BENEFIT PLANS

TRANSACTION

WHY DID MANAGEMENT SELL AFTER PROMOTING THE CONCEPT OF "INDEPENDENCE" AND THE IMPORTANCE OF "REMAINING INDEPENDENT"?

We have often said that we believe it is important that we control our own destiny. Our high level of performance has been key to our independence up to this point. In addition, it has enabled us to turn down offers from acquirers when we did not believe the price or the fit were beneficial to our shareholders, clients and employees. As a public company, we have a duty to shareholders to consider all bona fide offers, and this is a very good offer for shareholders. Beyond the price per share, we view this as a "win" at every level, for employees, clients and the community.

- It's a "win" for clients who will retain their relationship with their investment executives but it will give us more resources to serve them.

- It's a "win" for employees on many different levels. We will enjoy more stability and more career opportunities as part of a larger organization. There will be additional resources available for growing our businesses and investing in technology. In addition, all employees are immediately vested in the company's 401(k) plan, including the company's match and profit-sharing contributions. All account balances in the deferred compensation plans (WAP, MDSP, Excess) will also fully vest. Stock options granted prior to 2000 also automatically vest and will be paid out upon change in control, as will deferred plan balances. RBC also is setting up a $200 million pool to retain key employees.

- It's a "win" for the community, given that we will continue to give back 5% of our pretax profits and manage our giving program locally.

WHY DID MANAGEMENT ACCEPT THIS PARTICULAR OFFER?

In this case, not only were we given an attractive offer, but it was structured so that we can retain our autonomy. We also will have the capital to more quickly fully implement our five-year strategic plan, which includes growing our existing businesses and launching new ones in related fields, such as asset management or venture capital. RBC shares our commitment to growth and has more resources - both people and financial resources - to fuel that growth. As importantly, RBC shares our values and culture as a client-focused firm.

WHY IS $95 PER-SHARE AN "ATTRACTIVE PRICE"? HOW DOES IT COMPARE TO THE PRICE PAID IN OTHER RECENT BANK-BROKERAGE ACQUISITIONS?

Our multiple is in line with that of other regional firms sold in the past couple of years. Our price of $95 is equal to three times book value, four times tangible book, compared with a median purchase price of comparable brokerage firms in the past few years of 2.7 times book. This price also represents a premium of 104.3% over the Dec. 31, 1999 closing price, and a 19% premium over the Sept. 27 closing price, all at a time when securities firms are trading at all-time highs and Dain Rauscher is at its peak performance.

BROKERAGE FIRM                                MULTIPLE TO BOOK
US Bancorp/Piper Jaffray                      4.0


UBS/Paine Webber                              3.5
KeyCorp/McDonald                              3.0
Chase/Hambrecht & Quist                       3.0
First Union/Wheat First                       3.0
Bankers Trust/Alex. Brown                     2.4
First Union/Everen                            2.4
Wachovia/Interstate Johnson Lane              2.2
Wells Fargo/Ragen MacKenzie                   2.2
MONY/Advest                                   2.0
Median                                        2.7

WERE THERE OTHER OFFERS?  DID WE GET THE BEST PRICE?

Our strong performance has attracted other preliminary inquiries, but no other firm met our criteria.

WERE THERE OTHER REASONS TO SELL, BESIDES PRICE?

Yes, and these are as important as price:

-   Cultural fit - both firms are client-focused;
-   Degree of independence post-transaction;
-   Access to capital;
- Ability to leverage our strengths and achieve the growth outlined in our strategic plan; and
-   Dominant market share/industry knowledge of the acquirer.

WHEN DOES THE ACQUISITION TAKE EFFECT?

We expect the transaction to close by year end.

WHAT IF I AM OPPOSED TO THE ACQUISITION?

As a shareholder you will have an opportunity to vote, and there will be pass-through voting rights through the Employee Stock Ownership Plan portion of the retirement plan.

WHAT MAY I COMMUNICATE TO MY CLIENTS OR VENDORS?

By the end of the week we plan to have client letters and communications available for you to use. All written communications about the transaction must be filed with the SEC. Therefore you must only use firm-approved materials.


NEW STRUCTURE

WHAT WILL BE THE NAME OF OUR COMPANY OR AFFILIATE?

We will become RBC Dain Rauscher Wessels.

WILL WE HAVE OUR OWN LOGO?

We are likely to adapt RBC's logo. A team will examine this question more closely in the coming weeks.

HOW AUTONOMOUS WILL THE RBC DAIN RAUSCHER WESSELS BE FROM RBC CORPORATE?

We will retain our management team, and there will be very few changes in organizational structure at this time. In addition, there will be no immediate changes in daily business operations.

HOW AUTONOMOUS HAS DOMINION SECURITIES BEEN SINCE IT WAS ACQUIRED BY RBC?

Dominion has retained its autonomy since its acquisition by RBC 13 years ago. Dominion's headquarters is in the same city as RBC in a different building. We do not expect RBC to treat us any differently.

WHAT BUSINESS UNITS WILL WEISER HAVE RESPONSIBILITY FOR UNDER THE NEW STRUCTURE?

Those who currently report to Irv Weiser will continue to do so except that Peter Grant will report to RBC for business line purposes but will continue to report to Irv for legal and regulatory purposes.

WHAT HAPPENS TO DAIN CORRESPONDENT SERVICES?

We remain committed to the clearing business, and RBC is buying into our growth strategy and strategic plan, a large part of which is growth in the clearing business.

We will continue to execute that plan and anticipate no changes in the plan as a result of the transaction.

WHAT HAPPENS TO FIXED INCOME CAPITAL MARKETS?

FICM, as it stands today, will continue to report to John Appel under Irv
Weiser.

WHAT WILL JOHN APPEL'S ROLE BE IN THE NEW RBC DAIN RAUSCHER WESSELS?

John will continue to be responsible for Fixed Income Capital Markets, legal, compliance and asset management.

WILL DAIN RAUSCHER EXECUTIVE COMMITTEE AND SENIOR MANAGEMENT GROUP CONTINUE TO EXIST? IF SO, WHAT WILL BE THEIR ROLES AND WILL THEIR MEMBERSHIP CHANGE?

We will reevaluate this as part of the transition plans.

ARE YOU STILL SEARCHING FOR A HEAD OF PRIVATE CLIENT GROUP HEAD TO SUCCEED RON TSCHETTER?

Yes, we will continue with that search.

WHAT HAPPENS TO THE DAIN RAUSCHER FOUNDATION?

RBC is very supportive of Dain Rauscher's giving program and has agreed that we will continue to donate up to 5% of our pretax profits to charitable organizations.

RBC currently supports a wide range of community organizations in Canada, giving $25 million to charitable organizations in 1999. The firm is the largest corporate donor to charities in Canada.


IMPACT ON BUSINESS OPERATIONS


WHAT ARE THE ADVANTAGES OF THIS DEAL TO RBC?

RBC is seeking to build a unique global investment bank and strong North American wealth management platform. This acquisition is a significant step toward achieving that goal. In addition, the two firms have complementary investment banking strengths, similar cultures and a common vision. This acquisition also is expected to be accretive to RBC earnings (cash) in year one, accretive to EPS in 2002 and growing thereafter.

WHAT ARE THE ADVANTAGES OF THIS DEAL TO OUR EQUITY CAPITAL MARKETS GROUP?

This move accelerates our goal of attaining top-tier status in North America within our industry sectors. It provides us with more resources, a broader product range (which allows for deeper client relationships) and the opportunity to grow with our existing client base.

WHAT IS THE GROWTH PLAN FOR THE NEW RBC DAIN RAUSCHER WESSELS?

We will continue to be guided by our five-year strategic plan. This acquisition will bring us farther down the road, and faster than originally envisioned, in terms of alternative distribution channels and product line expansions. With RBC's support, we also intend to continue to rapidly grow the equity capital markets and explore related new businesses, such as venture capital and asset management.

DOES THIS MEAN OUR IES WILL HAVE TO "CROSS-SELL" BANK PRODUCTS AND PROPRIETARY FUNDS?

No. IEs will have the opportunity to sell bank products, but there will not be "quotas." Like Dain Rauscher, RBC believes in the importance of objectivity and of putting clients' interests first.

HOW DOES THIS ACQUISITION BENEFIT DAIN RAUSCHER CLIENTS?

It should help increase client loyalty, to the extent that their relationship with us is expanded to new products. Aside from that, it is our goal to make the combination transparent to clients, and we are counting on you to provide them with the same, excellent service as always during the transition.

WHAT DOES A CANADIAN BANK KNOW ABOUT THE US BROKERAGE AND INVESTMENT BANKING BUSINESS?

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RBC operates the largest brokerage firm in Canada. They're a well-run, successful financial institution and the largest bank in Canada. They have a Standard and Poors' senior debt rating of AA-. Their high regard for us is part of their motivation for structuring this deal so that we retain our autonomy.

WHAT IMPACT DOES THIS HAVE ON PCG'S AGREEMENT WITH COMERICA TO PROVIDE TRUST SERVICES?

We will continue to offer Comerica products along with other products offered by RBC.

WILL ANY RBC FUNDS BE PART OF FUND ADVISORY SERVICE OR INVESTMENT CHOICE?

They have no U.S. funds.


TRANSITION


WILL ANY DRC JOBS BE ELIMINATED AS A RESULT OF THIS ACQUISITION? IF SO, HOW MANY AND WHERE?

We expect there will be very few job eliminations, and only by attrition. Given our increased resources, we hope to increase the number of jobs.

WILL ANY "CORPORATE" FUNCTIONS BE MANAGED CENTRALLY BY RBC (OPERATIONS, FINANCE, HR, COMMUNICATIONS, MARKETING, ETC.)? IF SO, WHICH ONES?

No, most of those jobs will continue to report through Dain Rauscher. Some jobs will have dotted line reporting relationships to RBC. All will continue to report as they do currently.

WILL THE NAME OF THE DAIN RAUSCHER PLAZA CHANGE? IF SO, WHAT WILL THE NEW NAME
BE?

The name of the building will be studied during the transition.

WHEN WILL OUR OFFICES GET NEW SIGNAGE?

We will begin working with our landlords immediately. However, the process usually takes several months.

WHEN WILL WE GET NEW LETTERHEAD AND BUSINESS CARDS?

Upon closing of the transaction, we will distribute new letterhead and business cards to people who currently use them.

WHAT IS THE TIMETABLE FOR COMPLETING THE TRANSITION?

The transaction is expected to close by year-end 2000.

HAS A TRANSITION TEAM BEEN FORMED? IF SO, WHO FROM DRC WILL BE ON IT? HOW WILL THE TRANSITION BE MANAGED?

We will create transition teams representing all affected areas. It will include members from RBC as well as from Dain Rauscher. We will communicate more about the teams in the near future.

WHAT DO I TELL MY CLIENTS?

We would like you to explain that this will not disrupt their service and that they may continue to expect the same great service from you. But in addition, they will have access to some new products (which will vary based on business line). Client letters and statement stuffers will be created to make sure your clients are well informed about the transaction. Please note, all written communications about the transaction must be filed with the SEC. Therefore you must only use firm-approved materials.


ABOUT RBC


HOW CAN WE FIND OUT MORE ABOUT RBC?

RBC has a web site at www.royalbank.com and additional information is posted on InfoNET.

HOW STRONG, FINANCIALLY, IS RBC AND HOW IS IT IMPACTED BY THE CANADIAN ECONOMY, WHICH IS NOT AS ROBUST AS THE US ECONOMY?

RBC is a very strong financial services firm. It is AA- rated and trades on the New York Stock


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Exchange at 61 1/4. It has market capitalization of U.S. $18.6 billion and is the number one retail/commercial financial services company and largest wealth management organization in Canada.

WHAT HAS BEEN RBC'S TRACK RECORD IN MANAGING PAST ACQUISITIONS?

The bank has made acquisitions that add to shareholder value, operate independently and yet leverage its client base and financial services expertise.


EMPLOYEE ISSUES


HOW DOES THIS ACQUISITION BENEFIT DAIN RAUSCHER EMPLOYEES?

As shareholders, the purchase price is a 19% premium over the stock's 9/27/00 close. In addition, all employees are immediately vested in the company's 401(k) plan, including the company's match and profit-sharing contributions. Stock options granted prior to 2000 also automatically vest and will be paid out upon change of control, as will balances in the deferred compensation plans From a business perspective, it offers more stability and capital for growth. In addition, our corporate culture is not expected to change, due to the autonomy with which we will be operating. And very few employees' jobs will be affected by the acquisition.

SINCE EMPLOYEES ARE NOW AUTOMATICALLY VESTED IN THEIR 401(k) DAIN RAUSCHER STOCK FUND HOLDINGS, HOW ARE WE GOING TO KEEP THEM AT THE NEW COMPANY?

First of all, we believe that we have a great company. We have strong values that employees find attractive, and a platform that helps people grow in their careers. Our corporate culture is not expected to change, due to the autonomy with which we will be operating.

Being part of a bank offers employees more stability and capital to pursue growth opportunities. We believe that employees will be excited about the business opportunity represented by this combination, as well as the additional career opportunities afforded as part of a larger organization.

HOW WILL THE RETENTION POOL BE ALLOCATED?

The vast majority of the retention pool is being allocated to Private Client Group IEs and Capital Markets revenue producers. This is being done to retain those employees who directly serve our clients. This will ensure that our revenue stream continues for future growth and profitability and that we keep important business relationships with our client base.


COMPENSATION


WILL OUR COMP AND BENEFITS STRUCTURE CHANGE NOW THAT WE ARE PART OF A CANADIAN COMPANY RATHER THAN A US COMPANY? IF SO, HOW?

The fact that we are owned by a Canadian company will have little impact on our company. Royal Bank owns several other US companies, and their comp and benefit programs reflect US regulations and geographical market competitiveness. For the year 2001, little will change in our compensation and benefits structure except where stock based plans are impacted by DRC stock converting to cash. During the year, we will review what the other RBC US companies offer and determine whether a common US structure makes sense. This may result in some changes for 2002 and beyond. We remain committed to offering programs that are market competitive and provide for the needs of our employees.

WHAT IS RBC'S COMPENSATION PHILOSOPHY? HOW DOES THEIR BASE-TO-BONUS STRUCTURE COMPARE TO DRC'S?

The base-to-bonus structure at RBC is similar to Dain's. Incentive compensation rewarding employees based on results is the key philosophy.

HOW WILL THIS AFFECT MY 2000 BONUS?

All bonus programs will continue as planned for 2000. Employees will still be eligible to receive


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bonus payments. The bonus pools will continue to accumulate based on Dain
Rauscher financial results. The timing of the bonus payments will remain on the normal schedule - February 2001 for calendar year 2000.

HOW WILL THIS AFFECT THE 2000 EPS BONUS FOR NON-EXEMPT EMPLOYEES?

The 2000 EPS bonus will be determined by the company's full-year financial results. The timing of the bonus payments will remain on the normal schedule - February 2001 for calendar year 2000.


EMPLOYEE BENEFIT PLANS


WHAT ARE THE STOCK-BASED PLANS THAT WILL BE IMPACTED BY THE TRANSACTION?

The plans that will be affected include the following:

-   Dain Rauscher Retirement and Savings Plan;
-   Employee Stock Purchase Plan;
- Deferred compensation: Wealth Accumulation Plan (WAP), Management Deferred Stock Plan (MDSP); and
-   DRC stock options and restricted stock grants.

See additional questions for impact on these plans.

HOW WILL THIS AFFECT MY INSURANCE AND PAID TIME OFF BENEFITS (HEALTH INSURANCE, ETC.)?

For 2001, your Dain Rauscher benefit plans will continue, aside from possible enhancements in the Aetna policy, which we have been considering separately. Because RBC owns other US companies, we will look at our benefits programs along with that of the other companies and recommend changes for January 1, 2002. We remain committed to providing a quality benefits program for you.

HOW WILL THIS AFFECT MY RETIREMENT PLAN?

The Dain Rauscher Retirement and Savings Plan will continue through 2001. You will continue to receive your fixed and variable matching contribution based on your own participation in the plan.

All participants in the retirement plan will become fully vested on the date of the transaction closing. Although vesting will accelerate, all account balances will remain invested within the plan. Because there are no distributions from the plan as a result of change in ownership, you will not receive any taxable income as your account balance vests.

Since DRC shares will be purchased for cash by Royal Bank, you will receive cash in your account as well.

You will be able to direct the cash into other retirement plan investment choices. Royal Bank stock will be offered as an investment option. We will also look at adding additional mutual fund choices to the retirement plan prior to the date that DRC stock will convert to cash. When these investment decisions are finalized, you will be given information on the new fund choices and instructions on how to reinvest your cash.

HOW WILL THIS AFFECT MY EMPLOYEE STOCK PURCHASE PLAN?

The Employee Stock Purchase Plan, implemented July 1 of this year, will be discontinued as of the end of September. All employee contributions made during the quarter will be invested as described in the plan prospectus, ensuring employees receive the 15% discount. No payroll deductions or investments will be made after that date. We will distribute shares to participants immediately prior to the close of the transaction.

HOW WILL THIS AFFECT MY DEFERRED COMPENSATION (E.G. WEALTH ACCUMULATION PLAN)?

All deferred compensation programs (WAP, MDSP and Excess plan) will have two events happen as a result of the change in ownership. 1) all unvested balances in the plans will vest in full, and 2) all account balances will be paid out to participants. Account balances will be paid out in cash in the year that the transaction closes. This will create taxable W-2 income in the year payments are made.

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Deferrals will not be made from 2000 bonuses. We will notify all affected employees when this has been determined. Any company matching on deferrals that would have occurred for the year, as if the plan had continued, will be paid out in cash to participants in Feb. 2001.

We plan to continue a deferred compensation program in 2001. Because DRC stock is no longer available as a component of these plans, we will take the next 60 days to review the plan provisions. You will receive information about the new plan design and enrollment kits when the new plan is developed.

HOW WILL THIS AFFECT MY STOCK OPTIONS OR RESTRICTED STOCK?

The impact on stock options and restricted stock depends on when the stock was granted - a) those granted prior to 2000 and b) those granted in 2000.

Options granted prior to 2000 will fully vest and will be automatically exercised and will be paid out as cash when the transaction closes. Options and restricted stock granted in 2000 will convert to RBC stock when the transaction closes. 2000 options will continue with their current vesting schedule but will fully vest on the two- year anniversary of the transaction close date. You will then be able to exercise those grants on the same terms as you would have with your DRC stock.

Options will create taxable income only as the employee exercises them. However restricted stock grants will generate taxable ordinary income on the date that they vest for the fair market value of the stock on that date.

We are still exploring to what extent we will use RBC stock for option and restricted stock grants going forward.

Dain Rauscher will be filing a proxy statement and other relevant documents concerning the acquisition with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Dain Rauscher will be available free of charge from Investor Relations.

Dain Rauscher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Dain Rauscher in favor of the acquisition. The directors and executive officers of Dain Rauscher include the following: J.C. Appel, J.E. Attwell, S.S. Boren, D. Collins, F.G. Fitz-Gerald, P.M. Grant, W.F. Mondale, D.J. Parrin, P.H. Phillippe, C.A. Rundell, Jr., R.L. Ryan, A. R. Schulze, Jr., C.J. Smith , R.A. Tschetter, I. Weiser and K.J. Wessels. Collectively, as of March 2, 2000, the directors and executive officers of Dain Rauscher beneficially owned approximately 8.9% of the outstanding shares of Dain Rauscher common stock. Stockholders of Dain Rauscher may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.